Exhibit 23.4

December 18, 2013

Raymond Huggenberger

President and Chief Executive Officer

Inogen, Inc.

326 Bollay Drive

Goleta, California 93117

RE:	409A Valuation Reports

Dear Mr. Huggenberger,

This letter acknowledges the authorization provided by Timan, LLC (“Timan”) to Inogen, Inc. (“Inogen”), whereby Timan consents to the use of their reports titled “409A Valuation Report Prepared for Inogen, Inc. by Timan LLC Valuation Date December 31, 2011”, “409A Valuation Report Prepared for Inogen, Inc. by Timan LLC Valuation Date March 31, 2012”, “409A Valuation Report Prepared for Inogen, Inc. by Timan LLC Valuation Date December 31, 2012”, “409A Valuation Report Prepared for Inogen, Inc. by Timan LLC Valuation Date July 31, 2013”, and “409A Valuation Report Prepared for Inogen, Inc. by Timan LLC Valuation Date September 30, 2013” (collectively, “Reports”) in the registration statement on Form S-1, including all amendments thereto, and related prospectus of Inogen for the registration of shares of Inogen’s common stock (the “Registration Statement”).

This letter further certifies that the references contained in the Registration Statement above are accurate depictions of the Reports and provides Timan’s consent to the inclusion of this letter as an exhibit to the Registration Statement.

Sincerely,

Timan, LLC

Signature:	/s/ Joshua W. Sommer

Print Name:	Joshua W. Sommer

Title:	Member